EXHIBIT 5.1 and 23.2

May 10, 2002

Board of Directors
DIGITALROOSTER.COM LIMITED
366 Bay Street, 12th Floor
Toronto, Ontario, Canada M5H 4B2

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 13, 2002, in connection with the registration under the Securities Act of 1933, as amended, of 9,000,000 shares of the Company's Common Stock, par value $0.001 (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 9,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,




/s/ Mintmire & Associates
----------------------------------
MINTMIRE & ASSOCIATES